SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                           Staten Island Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:

     N/A
________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

     N/A
________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     N/A
________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

     N/A
________________________________________________________________________________
5)   Total fee paid:

     N/A
________________________________________________________________________________

     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
                    N/A
________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:
                    N/A
________________________________________________________________________________
          3)   Filing Party:
                    N/A
________________________________________________________________________________
          4)   Date Filed:
                    N/A
________________________________________________________________________________

                    [Staten Island Bancorp, Inc. Letterhead]


March 30, 2000


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Staten Island Bancorp, Inc. The meeting will be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 27, 2000 at 10:00 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of and interest in Staten Island Bancorp, Inc. is sincerely appreciated.

                                                     Sincerely,



                                                     /s/ Harry P. Doherty
                                                     --------------------
                                                     Harry P. Doherty
                                                     Chairman of the Board
                                                     and Chief Executive Officer

                           STATEN ISLAND BANCORP, INC.
                                 15 Beach Street
                          Staten Island, New York 10304
                                 (718) 447-7900


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on April 27, 2000


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Staten Island Bancorp, Inc. (the "Company") will be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 27, 2000 at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement ("Proxy Statement"):

         (1) To elect three (3) directors for a three-year term or until their successors are elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Arthur Andersen L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 2000;

         (3) To consider and vote upon a stockholder's proposal that the Board of Directors take the necessary steps to achieve a sale or merger of the Company;
         (4) To consider and vote upon a stockholder proposal to remove anti-takeover defenses from the Company's Certificate of Incorporation and Bylaws; and
         (5) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

         The Board of Directors has fixed March 17, 2000 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                                     /s/ Patricia J. Villani
                                                     -----------------------
                                                     Patricia J. Villani
                                                     Corporate Secretary

Staten Island, New York
March 30, 2000

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                           STATEN ISLAND BANCORP, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 April 27, 2000

         This Proxy Statement is furnished to holders of common stock, $.01 par value per share ("Common Stock"), of Staten Island Bancorp, Inc. (the "Company"), the Delaware-chartered thrift holding company for Staten Island Savings Bank (the "Savings Bank"). The Company acquired all of the Savings Bank's common stock issued in connection with the conversion of the Savings Bank from mutual to stock form in December 1997 (the "Conversion"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 27, 2000 at 10:00 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about March 30, 2000.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for directors described herein, for ratification of the appointment of Arthur Anderson L.L.P for fiscal 2000, against each stockholder proposal and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Patricia J. Villani, Corporate Secretary, Staten Island Bancorp, Inc., 15 Beach Street, Staten Island, New York 10304); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

         Only stockholders of record at the close of business on March 17, 2000 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 37,391,215 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions are considered in determining the presence of a quorum and will not affect the vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy at the meeting and entitled to vote is required to ratify the appointment of the independent auditors and to approve each stockholder proposal. Abstentions will be counted as present and entitled to vote and will have the effect of a vote against such proposals. Under rules of the New York Stock Exchange ("NYSE"), each of the proposals, except for the stockholder proposals, is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and, accordingly, there will be no "broker non-votes" with respect to the election of directors and the ratification of the Company's independent auditors. The stockholder proposals are considered "non-discretionary" items and brokerage firms which have received no instructions from their clients will have no discretion with respect to voting on such items. Broker non-votes will have no effect on the stockholder proposals.

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

         There currently are 10 directors of the Company. The Company's Certificate of Incorporation provides that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

         At the Annual Meeting, stockholders of the Company will be asked to elect one class of directors, consisting of three directors, for a three-year term expiring in 2003, and until their successors are elected and qualified.

         No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, and each of the nominees currently serve as a director of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

         The following tables present information concerning the nominees for director of the Company and each director whose term continues.

          Nominees for Director for a Three-Year Term Expiring in 2003
          ------------------------------------------------------------

                                                                     Director
              Name and Position                 Age(1)               Since(2)

Harry P. Doherty                                  57                   1989
Chairman of the Board and Chief Executive
Officer

William G. Horn                                   76                   1968
Director

William E. O'Mara                                 69                   1994
Director

         The Board of Directors recommends that you vote FOR the election of the above nominees for director.

            Members of the Board of Directors Continuing in Office -
                      Directors Whose Terms Expire in 2001
                      ------------------------------------
                                                                     Director
                Name and Position               Age(1)               Since(2)


Charles J. Bartels                                76                   1964
Director

James R. Coyle                                    53                   1990
Director, President and Chief Operating Officer

John R. Morris                                    61                   1986
Director

Kenneth W. Nelson                                 77                   1977
Director

                                                       (Continued on next page)

                      Directors Whose Terms Expire in 2002
                      ------------------------------------

                                                                     Director
                Name and Position                Age(1)              Since(2)


Harold Banks                                      76                    1983
Director

Denis P. Kelleher                                 61                    1988
Director

Julius Mehrberg                                   70                    1996
Director
-------------------------
(1)      At March 17, 2000.
(2)      Includes service as a director of the Savings Bank.

         Information concerning the principal position with the Company and the Savings Bank and principal occupation of each nominee for director and members of the Board continuing in office during the past five years is set forth below.

Harold Banks. Mr. Banks is a cemetarian and has been Executive Director, Secretary and Treasurer of Ocean View The Cemetery Beautiful, Staten Island, New York, since 1979. Mr. Banks also serves on the Boards of the Elmweir Cemetery Association and Mt. Zion Cemetery.

Charles J. Bartels. Mr. Bartels is President and Chief Executive Officer of Bartels & Eleford, Inc., a real estate appraisal firm located in Staten Island, New York.

James R. Coyle. Mr. Coyle has served as President and Chief Operating Officer of the Savings Bank since June 1990. Previously, Mr. Coyle served as Executive Vice President from 1987 to 1990 and as Chief Financial Officer from 1989 to 1990. Mr. Coyle has been employed by the Savings Bank since 1970. Mr. Coyle is a member of the Board of the Center for Financial Studies, Fairfield, Connecticut, and is a member of Community Bankers Association of New York State ("CBANYS").

Harry P. Doherty. Mr. Doherty has served as Chairman of the Board and Chief Executive Officer of the Savings Bank since May 1990. Previously, Mr. Doherty served as President and Chief Operating Officer from 1989 to 1990 and Executive Vice President from 1987 to 1989. Mr. Doherty has been employed by the Savings Bank since 1966. Mr. Doherty serves as a director of the Institutional Investors Capital Appreciation Mutual Fund as well as the MSB Fund. Mr. Doherty serves as a director of both CBANYS and America's Community Bankers.

William G. Horn. Mr. Horn is currently retired. Previously, Mr. Horn was a Senior Account Agent for the Allstate Insurance Company.

Denis P. Kelleher. Mr. Kelleher is Chief Executive Officer of Wall Street Access (formerly Wall Street Investors Services), a financial services company and member firm of the NYSE, located in New York City. Mr. Kelleher also serves as a director of the Irish Investment Fund, a closed end investment company listed on the NYSE having a main investment focus in Irish-based securities.

Julius Mehrberg. Mr. Mehrberg is a principal and partner in various real estate development and management companies, primarily Fingerboard Estates Corp., located in Staten Island, New York.

John R. Morris. Mr. Morris retired from Merrill Lynch in May 1997 where he served as a Vice President of the Capital Markets and Private Client groups. Mr. Morris has over 35 years of experience in the financial services area. Mr. Morris currently is a private investor and is self-employed as a consultant.

Kenneth W. Nelson. Mr. Nelson is Chairman, President and Chief Executive Officer of Tech Products, Inc., a manufacturing and marketing company located in Staten Island, New York. Mr. Nelson is also Chairman of Methods Research Corp., an importing and marketing company located in Farmingdale, New Jersey, and Chairman, President and Chief Executive Officer of Carey Realty Corp., a real estate holding company located in Staten Island, New York. Mr. Nelson also serves as a director of American Centurion Life Assurance Co., a subsidiary of American Express Insurance and Annuities, and of First Fortis Life Insurance Company, a subsidiary of Fortis, Inc. Insurance and Annuities.

William E. O'Mara. Mr. O'Mara is an employee with the firm of Wohl and O'Mara, civil engineers and land surveyors, located in Staten Island, New York. Prior to January 2, 1998, he served as a partner in the firm.

Stockholder Nominations

         Article IV, Section 4.15 of the Company's Bylaws governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board of Directors or committee appointed by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. Generally, to be timely, a stockholder's notice must be delivered to, or mailed, postage prepaid, to the principal executive offices of the Company not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. Each written notice of a stockholder nomination is required to set forth certain information specified in the Bylaws. Any such nomination by a stockholder must have been delivered or received no later than the close of business on November 30, 1999 with respect to the Annual Meeting. No such nominations by stockholders were received with respect to the Annual Meeting.

Board of Directors Meetings and Committees of the Company and the Savings Bank

         Regular meetings of the Board of Directors of the Company are held as necessary. Through the year ended December 31, 1999, the Board of Directors of the Company met 12 times. No director of the Company attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period. The entire Board of Directors of the Company acts as a Nominating Committee. The Board of Directors of the Company has established the following committees:

 Audit Committee. The Audit Committee of the Company recommends independent auditors to the Board annually and reviews the Company's financial statements and the scope and results of the audit performed by the Company's independent auditors and the Company's system of internal control with management and such independent auditors and reviews regulatory examination reports. The Audit Committee, which is comprised of Messrs. Morris (Chairman), Horn, Kelleher and O'Mara, met four times during fiscal 1999.

 Compensation and Benefits Review Committee. The Compensation and Benefits Review Committee (the "Compensation Committee") of the Company reviews and recommends compensation and benefits for the Company employees. The Compensation Committee, which is comprised of Messrs. Horn (Chairman), Kelleher and Morris, met four times during fiscal 1999.

         The Board of Directors of the Savings Bank meets on a monthly basis, and may have additional special meetings. During the year ended December 31, 1999, the Board of Directors of the Savings Bank met 12 times. The Board of Directors of the Savings Bank has established nine committees, including an Executive Committee, Compensation Committee, Investment Committee, Loan Review and Loan Real Estate Investment Committee. No director of the Savings Bank attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period.

Executive Officers Who Are Not Directors

         Set forth below is information concerning the executive officers of the Company and the Savings Bank who do not serve on the Board of Directors of the Company. All executive officers are elected by the Board of Directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of the Company by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company and any other person pursuant to which such person was elected an executive officer.

John P. Brady. Age 48 years. Mr. Brady has served as Executive Vice President and Chief Lending Officer of the Savings Bank since May 1987. Mr. Brady has been employed by the Savings Bank since 1982 and previously served as Vice President and mortgage officer and as the Community Reinvestment Act officer for the Savings Bank.

Frank J. Besignano. Age 45 years. Mr. Besignano has served as Senior Vice President of the Savings Bank for Marketing, Business Development and Compliance since May 1991. Mr. Besignano has been employed by the Savings Bank since 1982 and previously served as Vice President and marketing officer.

Edward J. Klingele. Age 47 years. Mr. Klingele has served as Senior Vice President and Chief Financial Officer of the Savings Bank since May 1990 and of the Company since its inception. Mr. Klingele has been employed by the Savings Bank since 1976 and previously served as Controller of the Savings Bank from 1984 to 1990.

Deborah Pagano. Age 45 years. Ms. Pagano has served as Senior Vice President - Branch Administration for the Savings Bank since May 1989. Ms. Pagano has been employed by the Savings Bank since 1976 and previously served as Vice President of the Savings Bank from 1984 to 1989.

Donald C. Fleming. Age 51 years. Mr. Fleming has served as Senior Vice President of the Savings Bank for Strategic Planning and Technical Services since January 1997. Previously, Mr. Fleming served as Director, Executive Vice President and Chief Financial Officer of North Side Savings Bank, Floral Park, New York, from 1988 to 1996.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Common Stock.

         Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that with respect to the year ended December 31, 1999, the Company's officers and directors satisfied the reporting requirements promulgated under
Section 16(a) of the 1934 Act.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock; (ii) the directors of the Company; (iii) certain executive officers of the Company and the Savings Bank; and (iv) all directors and certain executive officers of the Company and the Savings Bank as a group.

                                          Amount and Nature
           Name of Beneficial               of Beneficial
           Owner or Number of              Ownership as of         Percent of
            Persons in Group              March 17, 2000(1)       Common Stock

Staten Island Bancorp, Inc.                    3,435,620(2)          9.19%
Employee Stock Ownership Plan
15 Beach Street
Staten Island, New York 10304

Directors:

Harold Banks                                     103,066(3)             *
Charles J. Bartels                                68,585(4)             *
James R. Coyle                                   244,351(5)             *
Harry P. Doherty                                 344,364(6)             *
William G. Horn                                   59,533(7)             *
Denis P. Kelleher                                103,189(8)             *
Julius Mehrberg                                   69,950(9)             *
John R. Morris                                   92,200(10)             *
Kenneth W. Nelson                               120,000(11)             *
William E. O'Mara                                54,000(12)             *

Certain Executive Officers:

Frank J. Besignano                               99,346(13)             *
John P. Brady                                   109,532(14)             *
Donald C. Fleming                                84,824(15)             *
Deborah Pagano                                  105,144(16)             *
Edward J. Klingele                               98,398(17)             *

All Directors and certain Executive Officers
of the Company and the Savings Bank as a
group (15 persons)                                1,756,482        4 .66%

-------------------------
 *       Represents less than 1% of the outstanding stock.

 (1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals.


                                         (Footnotes continued on following page)

         Under regulations promulgated pursuant to the Exchange Act, shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or
         (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) The Staten Island Bancorp, Inc. Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the Staten Island Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Messrs. Coyle, Doherty, Horn, Kelleher and O'Mara who act as trustees of the plan ("Trustees"). As of the Voting Record Date, 2,975,753 shares of Common Stock held in the Trust were unallocated and 459,867 shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to the fiduciary duties of the ESOP trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by directors who serve as Trustees of the ESOP and by all directors and executive officers as a group does not include the shares held by the ESOP (except for shares allocated to an executive officer as a participant).

(3) Includes 32,000 shares held in the Company's Recognition and Retention Plan Trust ("Recognition Plan") allocated to Mr. Banks, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 48,566 shares held by the retirement fund of Ocean View The Cemetery Beautiful, of which Mr. Banks is the Executive Director. Mr. Banks disclaims beneficial ownership with respect to such shares held in the Ocean View The Cemetery Beautiful retirement fund.

(4) Includes 2,459 shares held by Mrs. Bartels, 32,000 shares held in the Recognition Plan allocated to Mr. Bartels, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 1,290 shares held in trust for Mr. Bartel's grandchildren as to which he is custodian.

(5) Includes 39,424 shares held jointly with Mr. Coyle's spouse, 3,645 shares held by children of Mr. Coyle who reside with him, 37,746 shares held by the Savings Bank's 401(k) Plan, 1,935 shares held by the Directors' Deferred Compensation Plan, 110,400 shares held in the Recognition Plan allocated to Mr. Coyle, 45,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 6,201 shares allocated to him pursuant to the ESOP.

(6) Includes 54,517 shares held jointly with Mr. Doherty's spouse, 1,750 shares held by children of Mr. Doherty who reside with him, 52,696 shares held by the Savings Bank's 401(k) Plan, 4,200 shares held by the Directors' Deferred Compensation Plan, 160,000 shares held in the Recognition Plan allocated to Mr. Doherty, 65,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 6,201 shares allocated to him pursuant to the ESOP.

(7) Includes 4,010 shares held by the Directors' Deferred Compensation Plan, 32,000 shares held in the Recognition Plan allocated to Mr. Horn, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 5,600 shares held in trust for Mr. Horn's grandchildren.

(8) Includes 1,343 shares held individually by Mr. Kelleher's spouse, 26,846 shares held by the Directors' Deferred Compensation Plan, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 32,000 shares held in the Recognition Plan allocated to Mr. Kelleher.

                                         (Footnotes continued on following page)

(9) Includes 10,000 shares held individually by Mr. Mehrberg's spouse, 7,950 shares held by the Directors' Deferred Compensation Plan, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 32,000 shares held in the Recognition Plan allocated to Mr. Mehrberg.

(10) Includes 45,200 shares held jointly with Mr. Morris's spouse, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 32,000 shares held in the Recognition Plan allocated to Mr. Morris.

(11) Includes 18,000 shares held individually by Mrs. Nelson, 24,000 shares held by Tech Product, Inc. of which Mr. Nelson is a controlling shareholder, 32,000 shares held in the Recognition Plan allocated to Mr. Nelson, 2,000 shares held in trust for Mr. Nelson's children and grandchildren as to which he is custodian, 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 10,000 shares held by the Margaret M. Nelson Realty Trust for which Mr. Nelson serves as a trustee. Mr. Nelson disclaims beneficial ownership with respect to such shares held in trust.

(12) Includes 32,000 shares held in the Recognition Plan allocated to Mr. O'Mara and 10,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000.

(13) Includes 6,526 shares held jointly with Mr. Besignano's spouse, 427 shares held in his Individual Retirement Account, 27,637 shares held by the Savings Bank's 401(k) Plan, 44,160 shares held in the Recognition Plan allocated to Mr. Besignano, 15,800 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 4,796 shares allocated to Mr. Besignano pursuant to the ESOP.

(14) Includes 24,720 shares held by the Savings Bank's 401(k) Plan, 57,600 shares held in the Recognition Plan allocated to Mr. Brady, 20,600 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 6,201 shares allocated to him pursuant to the ESOP.

(15) Includes 21,040 shares held jointly with Mr. Fleming's spouse, 44,160 shares held in the Recognition Plan allocated to Mr. Fleming, 15,800 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 3,824 shares allocated to him pursuant to the ESOP.

(16) Includes 13,585 shares held by the Savings Bank's 401(k) Plan, 17,814 held jointly with Ms. Pagano's spouse, 50,320 shares held in the Recognition Plan allocated to Ms. Pagano, 18,000 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 5,425 shares allocated to her pursuant to the ESOP.

(17) Includes 4,590 shares held jointly with Mr. Klingele's spouse, 5,750 shares held in trust for children of Mr. Klingele who reside with him, 12,163 shares held by the Savings Bank's 401(k) Plan, 52,000 shares held in the Recognition Plan allocated to Mr. Klingele, 18,600 shares subject to stock options which are exercisable within 60 days of March 17, 2000 and 5,295 shares allocated to him pursuant to the ESOP.

Summary Compensation Table

         The following table sets forth a summary of certain information concerning the compensation paid by the Savings Bank (including amounts deferred to future periods by the named executive officers) for services rendered in all capacities during the year ended December 31, 1999 to the Chief Executive Officer of the Savings Bank and the four other most highly compensated named executive officers of the Savings Bank.

                                                                                    Long Term Compensation
                                                                                    ----------------------
                                         Annual Compensation                      Awards             Payouts
                           -----------------------------------------------   -----------------------------------
      Name and                                                Other                       Securities
      Principal                                               Annual         Restricted   Underlying     LTIP        All Other
      Position             Year      Salary     Bonus      Compensation(1)    Stock(2)     Options      Payouts    Compensation
      --------             ----      ------     -----     ----------------    --------     -------     ---------   ------------
Harry P. Doherty           1999    $562,015    $389,813         --         $    --            --          --        $148,224
Chairman and Chief         1998     519,426      --             --          4,050,000      325,000        --         120,331
Executive Officer          1997     504,015      --             --              --            --          --          50,625

James R. Coyle             1999     402,972     222,750         --              --            --          --         114,359
President and Chief        1998     373,923      --             --          2,794,500      225,000        --         101,806
Operating Officer          1997     348,513      --             --              --            --          --          37,236

John P. Brady              1999     164,693      60,660         --              --            --          --          65,418
Executive Vice             1998     161,554      --             --          1,458,000      103,000        --          73,257
  President                1997     163,190      --             --              --            --          --          20,973

Deborah Pagano             1999     143,039      35,006         --              --            --          --          57,758
Senior Vice                1998     139,676      --             --          1,273,725       90,000        --          62,023
  President                1997     125,852      --             --              --            --          --          19,298

Edward J. Klingele         1999     149,846      38,808         --              --            --          --          54,749
Senior Vice                1998     145,497      --             --          1,316,250       93,000        --          58,084
  President                1997     129,473      --             --              --            --          --          16,584

-------------------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Savings Bank, the costs to the Savings Bank of providing such benefits to the named executive officer during the year ended December 31, 1999 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2)      Represents  the grant of 200,000,  138,000,  72,000,  65,000 and 62,900 shares of restricted Common Stock to Messrs. Doherty, Coyle, Brady and Klingele and Ms. Pagano, respectively, pursuant to the Recognition Plan, which were deemed to have had the indicated value at the date of grant, and which had a fair market value at December 31, 1999 of $3,600,000, $2,484,000, $1,296,000, $1,170,000 and $1,132,200 for the
         grants to Messrs. Doherty, Coyle, Brady and Klingele and Ms. Pagano, respectively. The awards vest 20% per year from the date of grant. Dividends paid on the restricted Common Stock are held in a Recognition Plan Trust and paid to the recipient when the restricted stock vests.

(3) In 1999, consists of the Savings Bank's contributions to the Savings Bank's 401(k) plan of $10,000, $10,000, $9,600, $6,941 and $8,582 for the account of Messrs. Doherty, Coyle, Brady and Klingele and Ms. Pagano, respectively, $82,406 and $48,541 allocated to Messrs. Doherty and Coyle, respectively, pursuant to the Savings Bank's Supplemental Executive Retirement Plan ("SERP"), and $55,818, $55,818, $55,818, $47,808 and $49,176 allocated on behalf of Messrs. Doherty, Coyle, Brady, Klingele and Ms. Pagano, respectively, pursuant to the ESOP.

Stock Options

         The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 1999 and options held at December 31, 1999.


                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND YEAR END OPTION VALUES


                                                                                                    Value of
                         Shares                                  Number of                        Unexercised
                       Acquired on        Value                Unexercised                         Options at
       Name             Exercise        Realized            Options at Year End                    Year End(1)
       ----             --------        --------            --------------------                  -----------
                                                      Exercisable      Unexercisable     Exercisable    Unexercisable
                                                      -----------      -------------     -----------    -------------
Harry P. Doherty            --             --           65,000           260,000           $ --            $ --

James R. Coyle              --             --           45,000           180,000             --              --

John P. Brady               --             --           20,600            82,400             --              --

Deborah Pagano              --             --           18,000            72,000             --              --

Edward J. Klingele          --             --           18,600            74,400             --              --

-------------------------
(1)      Based on a per share market price of $18.00 at December 31, 1999.

Employment Agreements

         In December 1997, the Company and the Savings Bank (the "Employers") have entered into employment agreements with each of Messrs. Doherty, Coyle, Brady, Besignano, Klingele and Fleming and Ms. Pagano (the "Senior Executive Officers"). The Employers have agreed to employ each Senior Executive Officer for a term of three years, in each case in their current respective positions. The Senior Executive Officers' compensation and expenses shall be paid by the Employers in the same proportion as the time and services actually expended by each Senior Executive Officers on behalf of each respective Employer. With respect to Messrs. Doherty and Coyle, the employment agreements will be reviewed annually, and with respect to the five other Senior Executive Officers, the employment agreements will be reviewed prior to the second anniversary and each anniversary thereafter by the Boards of Directors of the Employers. At such times, the term of the Senior Executive Officers' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

         Each of the employment agreements are terminable with or without cause by the Employers. The Senior Executive Officers shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause.

The agreements provide for certain benefits in the event of the Senior Executive Officer's death, disability or retirement. In the event that (i) the Senior Executive Officer terminates his or her employment because of failure to comply with any material provision of the employment agreement or the Employers change the Senior Executive Officer's title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of the Company, as defined, Messrs. Doherty and Coyle will be entitled to a cash severance amount equal to three times their average annual compensation, as defined, plus an amount to reimburse Messrs. Doherty and Coyle for certain tax obligations, and the five other Senior Executive Officers will be entitled to a cash severance amount equal to two times their average annual compensation, as defined.

         A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         With respect to the employment agreements with the five other Senior Executive Officers, each employment agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employer which was includable in the recipient's gross income during the most recent five taxable years. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect. The Company and/or the Savings Bank may determine to enter into similar employment agreements with other officers in the future.

Director's Compensation

         Directors of the Company, except for Messrs. Doherty and Coyle, receive $1,800 per meeting attended of the Board and $1,200 per committee meeting ($600 in the case of the Savings Bank Loan Review Committee) attended. The Chairman of each committee of the Board also receives $1,500 per meeting attended $750 in the case of the Savings Bank Loan Review Committee). Board fees are subject to periodic adjustment by the Board of Directors.

Retirement Plan

         The Savings Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the "Retirement Plan") for eligible employees. All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including executive officers named in the Executive Compensation Table above, equal to 2% of the participant's final average compensation (average annual compensation during the 36 consecutive calendar months during the final 120 consecutive calendar months of employment) multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Savings Bank on a actuarial basis and all assets are held in trust by the Retirement Plan trustee. The Savings Bank froze the Retirement Plan as of December 31, 1999.

         The following table illustrates the annual benefit payable upon normal retirement at age 65 at various levels of compensation and years of service under the Retirement Plan and the SERP maintained by the Savings Bank. The annual retirement benefits shown in the table are single life annuity amounts with no offset for Social Security benefits, and there are no other offsets to benefits.

                                                        Years of Service (2)
     Final Average      ------------------ ------------------ ---------------- ----------------- ------------------
    Compensation (1)            15                 20                25                30                35


               $125,000            $37,500            $50,000          $62,500           $75,000            $75,000
                150,000             45,000             60,000           75,000            90,000             90,000
                175,000             52,500             70,000           87,500           105,000            105,000
                200,000             60,000             80,000          100,000           120,000            120,000
                225,000             67,500             90,000          112,500           135,000            135,000
                250,000             75,000            100,000          125,000           150,000            150,000
                300,000             90,000            120,000          150,000           180,000            180,000
                400,000            120,000            160,000          200,000           240,000            240,000
                450,000            135,000            180,000          225,000           270,000            270,000
                500,000            150,000            200,000          250,000           300,000            300,000
                550,000            165,000            220,000          275,000           330,000            330,000
                600,000            180,000            240,000          300,000           360,000            360,000

-------------------------

(1) For the fiscal year of the Retirement Plan beginning on January 1, 1999, the average final compensation for computing benefits under the Retirement Plan cannot exceed $160,000 (as adjusted for subsequent years pursuant to Code provisions). Benefits in excess of the limitation are provided through the SERP. For the fiscal year of the Retirement Plan beginning on January 1, 1999, the maximum annual benefit payable under the Retirement Plan cannot exceed $135,000 (as adjusted for subsequent years pursuant to Code provisions).

(2)      The maximum years of service credited for benefit purposes is 30 years.


         The following table sets forth the years of credited service and the average annual earnings determined as of December 31, 1999, the end of the 1999 plan year, for each of the individuals named in the Executive Compensation Table.

                                           Years of Credited    Average Annual
                                                Service            Earnings


               Harry P. Doherty...........      34 years          $505,349
               James R. Coyle.............      30 years           366,407
               John P. Brady..............      18 years           162,151
               Deborah Pagano.............      21 years           137,848
               Edward J. Klingele.........      22 years           143,319

Supplemental Executive Retirement Plan

         The Savings Bank has adopted the SERP to provide for eligible employees benefits that would be due under its Retirement Plan and 401(k) Plan if such benefits were not limited under the Code. SERP benefits provided with respect to the Retirement Plan are reflected in the pension table. The Board of Directors of the Savings Bank also has adopted an amendment to the SERP to provide eligible employees with benefits that would be due under the ESOP if such benefits were not limited under the Code.

Transactions With Certain Related Persons

         In accordance with applicable federal laws and regulations, the Savings Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. Until November 1996, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 required that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Savings Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

         Except as hereinafter indicated, all loans made by the Savings Bank to its executive officers and directors are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

         In accordance with applicable regulations, the Savings Bank extends residential first mortgage loans to its directors and executive officers secured by their primary residence pursuant to a benefit program that is widely available to employees of the Savings Bank and does not give preference to any executive officer or director over other employees of the Savings Bank. Under the terms of such loans, the interest rate is 1% below that charged on similar loans to non-employees and certain fees and charges are waived. Set forth in the following table is certain information relating to such preferential loans to executive officers and directors which were outstanding at December 31, 1999.

                                                  Largest Amount of
                                                 Indebtedness between
                                                   January 1, 1999       Balance as of     Interest
           Name               Year Loan Made    and December 31, 1999  December 31, 1999     Rate
           ----               --------------    ---------------------  -----------------     ----
         Harry P. Doherty          1999              $440,000              $419,391         5.375%
         John P. Brady             1998                64,940                58,091         5.250
         Frank J. Besignano        1999               380,000               327,536         6.125
         Donald C. Fleming         1998               199,551               195,726         5.875
         Edward J. Klingele        1998               171,000               166,626         5.625
         Deborah Pagano            1998               127,169               120,764         5.500


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors of the Company and the Savings Bank determines the salaries and bonuses of the Company's and the Savings Bank's Senior Executive Officers. The Compensation Committee also reviews and approves the salaries and bonuses for the Savings Bank's other officers and employees as prepared and submitted to the Compensation Committee by the Savings Bank's Senior Executive Officers. During 1999, the members of the committee were Messrs. Horn (Chairman), Kelleher and Morris. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other Savings Bank officers and employees for the year ended December 31, 1999 is set forth below.

Report of the Compensation Committee

         The purpose of the Compensation Committee is to determine and oversee the compensation practices of the Company and the Savings Bank. In 1998, the Committee retained the services of William M. Mercer, Inc. to review these compensation practices and to assist in the development of an annual incentive program. The purpose of the annual incentive program is to reinforce a formal and objective pay-for-performance framework that ties the achievement of annual strategic and operating goals with incentive compensation and to provide competitive total cash compensation opportunities with upside (and downside) potential.

         The objectives of the Company's compensation program are to attract, develop and retain strong executive officers that are capable of maximizing the Company's performance. The total compensation program provides competitive compensation opportunities that are aligned with the financial performance of the Company. Key compensation elements include base salary, annual incentives, and long- term incentives. Base salary levels are based on individual performance and targeted to approximate the competitive median salaries among the Company's relative peer group of public savings banks located in the New York metropolitan area. Annual incentives are targeted to deliver competitive cash compensation opportunities when performance is at expectation. The size of the actual awards vary within a range based on the Company's financial and operating performance as well as the achievement of certain individual goals that contribute to the overall success of the Company. Long-term incentive awards (stock options and restricted stock grants) are targeted to provide competitive compensation opportunities and to align executive awards with the creation of shareholder value. It is intended that variable compensation levels (annual plus long-term incentives) eventually will comprise the majority of total compensation opportunities for the senior executive team.

         Based upon the above factors, the Compensation Committee increased Mr. Doherty's base salary by approximately $52,500 or 10.0% to $577,500 effective May 1999. The Compensation Committee provided for an average 7.80% increase for the six other Senior Executive Officers. All such increases reflect contributions to the goals and objectives of the Company and the increased cost of living within the market from which the Company draws its workforce.

         The annual incentive program for 1999 provided for target incentives for the Chief Executive Officer equal to fifty percent (50%) of his base salary, forty percent (40%) of base salary for the President and Chief Operating Officer and thirty percent (30%) of base salary for the five other Senior Executive Officers. The total amount of the individual awards to the Chief Executive Officer and the President and Chief Operating Officer is based upon the Company's consolidated financial performance. The other Senior Executive
Officers awards were similarly computed with the Company's consolidated financial performance comprising forty percent (40%) of the award and individual performance comprising sixty percent (60%). Individual performance awards are not paid unless the Company's consolidated financial targets are met.

         The measurements utilized for the financial performance portion of such awards were as follows: (i) thirty percent (30%) of the financial performance measure was based upon the diluted earnings per share of the Common Stock; (ii) forty percent (40%) was based upon the return on average shareholders' equity of the Company; and (iii) thirty percent (30%) was based upon the return on average assets of the Company. For each of the financial performance measurements, as well as the individual performance measurements, a series of achievement levels was established. Each level was assigned a percentage award from zero percent (0%) up to one hundred percent (100%). The zero percent (0%) award represented performance below a threshold level of achievement deemed reasonable. If the range of performance specified for a one hundred percent (100%) award was exceeded, the executive could be paid an award of up to one hundred fifty percent (150%)of the financial performance and individual performance awards.

         For fiscal year 1999, the Company's financial performance resulted in awards of one hundred thirty-five percent (135%) of target amounts for financial performance. The Senior Executive Officers also received approximately sixty-one percent (61%) of their individual performance awards.

         Following review and approval of the Compensation Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for their approval. No officer of the Company participates in the review of his or her respective compensation.

                       William G. Horn, Committee Chairman
                           Denis P. Kelleher, Director
                            John R. Morris, Director





                               Performance Graph

         The following graph demonstrates comparison of the cumulative total returns for the Common Stock, Standard and Poor's 500 Index and the SNL Securities All Thrift Index for the period commencing on December 22, 1997, the date the Common Stock began trading on the NYSE, and December 31, 1999.

[GRAPH-GRAPH PLOTTED POINTS LISTED BELOW]

                                                                                                  Period Ending
                                        -----------------------------------------------------------------------
 Index                                  12/22/97       12/31/97    06/30/98    12/31/98    06/30/99    12/31/99
---------------------------------------------------------------------------------------------------------------
 Staten Island Bancorp, Inc.            100.00           109.84      119.71      105.80       96.51       97.66
 S&P 500                                100.00           101.81      119.84      130.87      147.07      158.41
 SNL Thrift Index                       100.00           102.51      105.75       90.16       89.71       73.65


         The above graph represents $100 invested in the Common Stock at $19.0625 per share, the closing price per share as of December 22, 1997, the date it commenced trading on the NYSE. The cumulative total returns include the payment of dividends by the Company.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Arthur Andersen L.L.P., independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 2000, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Arthur Andersen L.L.P. that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Arthur Andersen L.L.P. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

         The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen L.L.P. as independent auditors for the fiscal year ending December 31, 2000.

                              STOCKHOLDER PROPOSALS

         The Company has been notified that Jewelcor Management, Inc., 100 North Wilkes-Barre Boulevard, Wilkes-Barrie, Pennsylvania 18702, which is the record owner of 150 shares of Common Stock and the beneficial owner of 134,850 shares of Common Stock, intends to present the following stockholder proposal No. 1 for consideration at the Annual Meeting. The Company also has been notified that Allison Holtzman Garcia, 2358 Northwest 23rd Road, Boca Raton, Florida 33434, who is the beneficial owner of 4,000 shares of Common Stock, intends to present the following stockholder proposal No. 2 for consideration at the Annual Meeting. Mrs. Holtzman Garcia is the daughter of the Chairman, Chief Executive Officer and controlling shareholder of Jewelcor Management, Inc. For the reasons stated under "Response by Your Board of Directors," the Board of Directors believes that approval of the stockholder proposals is not in the best interests of the Company or its shareholders and recommends a vote "AGAINST" both stockholder proposals.

Stockholder Proposal No. 1

         RESOLVED, it is recommended that the Board of Directors of Staten Island Bancorp, Inc. (the "Company") take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

Stockholder's Supporting Statement

         As set forth below, if the Company achieved the average acquisition multiples obtained in 1999 by thrifts in two of the Company's peer groups, the Company could potentially obtain an acquisition price between $28.72 and $32.25 per share.

         Jewelcor Management, Inc. ("JMI") compared the Company's book value and earnings per share ("EPS") with the acquisition ratios for two of the Company's peer groups: "Regional Peer Group" and "Asset-Size Peer Group." Based upon summary statistics for mergers announced in 1999, JMI derived the Median Average Announced Price/Book Ratio ("Price/Book") and the Median Average Announced Price/Last Twelve Months EPS Ratio ("Price/EPS") for both groups. JMI then derived an average of both peer groups' respective Price/Book ("Average

Price/Book") and Price/EPS ("Average Price/EPS") and multiplied the applicable peer group average ratios times the Company's book value and last twelve months diluted EPS ("Company EPS").



     Company Stock Price (11/16/99)                            $20.00
     Company Book Value (9/30/99)                              $15.02
     Company Price/Book                                       133.16%

     Average Price/Book                                        191.24%
     POTENTIAL ACQUISITION PRICE                               $28.72


     Company EPS (9/30/99)                                      $1.30
     Company's Price/EPS                                        15.38X



     Average Price/EPS                                          24.81X
     POTENTIAL ACQUISITION PRICE                               $32.25

         The "Regional Peer Group" consists of the following thrifts for which acquisitions were announced from January through August of 1999 and for which multiples were available: Skaneateles Bancorp, Adirondack Financial Services Bancorp, SHS Bancorp, SFS Bancorp, Little Falls Bancorp, Statewide Financial Corp, Albion Banc Corp, JSB Financial, Reliance Bancorp, Chatham Savings, FSB.

         The "Asset-Size Peer Group" consists of the following thrifts with total assets between $1 billion and $10 billion for which acquisitions were announced from April through August of 1999 and for which multiples were available: First Liberty Financial Corp, St. Paul Bancorp, JSB Financial, Reliance Bancorp.

         Based upon information provided by SNL Securities L.C., the following table shows Price/Book and Price/EPS multiples for both of the peer groups:


                              Price/Book Multiples
                   -----------------------------------------------------
                   Low                     High           Median Average
                   ---                     ----           --------------
 Regional          114.65%                 225.01%        168.12%
 Asset-Size        153.86                  366.90         214.36

                   -----------------------------------------------------
                             Price/EPS Multiples
                   -----------------------------------------------------
                   Low                     High           Median Average
                   ---                     ----           --------------
 Regional          13.72x                  47.77x         27.29x
 Asset-Size        13.84                   38.15          22.32

 Although the Company may or may not achieve any of the individual acquisition multiples achieved within the peer groups, JMI believes that the most reliable way to apply these acquisition multiples to the Company is to use an average of such multiples. In JMI's opinion, the use of average multiples between the peer groups lessens any potential skewing effect that may result from any individual multiple. None of the thrifts that comprise the peer groups are identical to the Company. The "Potential Acquisition Price" is based entirely on the mathematical application of the average multiples discussed above and does not necessarily represent the price an acquiror would be willing to pay in a transaction.

                       Response of Your Board of Directors
                          to Stockholder Proposal No. 1

         Your Board of Directors unanimously recommends that you VOTE AGAINST the above stockholder proposal No. 1 for the reasons set forth below.

Your Board is Committed to Enhancing Shareholder Value

         The Board of Directors is committed to enhancing shareholder value and acting in accordance with its fiduciary duties to ALL shareholders. We simply disagree with the proponent on the best way to achieve this objective. Based upon our experience and track record, we urge you to support us in our ongoing efforts to enhance shareholder value.

         In connection with our recommendation that you vote against the stockholder proposal, we urge you to consider the following accomplishments:

     o We were recently ranked as having the 8th highest return on average assets of the top 100 publicly traded thrifts.

     o Our net income has substantially increased in each of the last three years.

     o Our assets and deposits have substantially increased in each of the last three years.

         We believe that we are continuing to increase the franchise value of the Company. Your Board believes that shareholders have been well served by the Board's leadership and guidance, and the Board believes that it is in a much better position than the proponent to determine what is in the best interests of ALL shareholders.

         Your Board will carefully consider any appropriate action that would serve the best interests of the shareholders. In light of our increasing profitability and future prospects, we believe that a forced sale in today's environment is not in the best interests of ALL shareholders. The stock prices of many prospective acquirors are significantly down over the past year, and acquisition premiums have also declined. We believe that the two potential acquisition prices shown by the proponent are unreliable. Even the proponent indicated that its analysis was based entirely on mathematical calculations without taking into account (1) the differences between the Company and the other companies selected, (2) the value of our assets and liabilities, and (3) industry performance, business and economic conditions.

We Earned the 8th Highest Return on Average Assets in 1998

         We earned the 8th highest return on average assets of the top 100 publicly traded thrifts in 1998, according to a survey published by SNL Securities in July 1999. On all of the factors considered by SNL Securities, we were the 22nd highest thrift of the top 100 publicly traded thrifts throughout the country for the three years ended 1998. The other factors considered included return on average equity, earnings per share growth, efficiency ratio, nonperforming assets to total assets, and net charge-offs to average loans. Our return on average equity increased from 6.39% in 1998 to 8.44% in 1999, and our cash earnings substantially increased from $1.22 per share in 1998 to $1.59 per share in 1999.

Our Net Income Has Substantially Increased

         Our profitability has substantially increased over the last three years as shown in the following table:

-------------------------------------------------------------------------------------
                           Net Interest           Non-Interest
        Year                  Income                 Income               Net Income
                                         --------------------------------------------
                                         (In Thousands)

        1997                 $86,755                 $7,454                $14,549
        1998                 121,072                 10,380                 44,262
        1999                 138,409                 30,853                 52,875

         Your  Board  of  Directors   believes  that  the  Company's   financial
performance has been and continues to be strong.

Our Assets and Deposits Continue to Grow

         Our total assets increased by $712.4 million or 18.9% in 1999 and by $1.1 billion or 42.5% in 1998 over the respective prior years. In addition, our total deposits increased by $91.2 million or 5.3% in 1999 and by $105.4 million or 6.5% in 1998 over the respective prior years. Your Board of Directors believes that prudent, sustainable growth is in the best interests of the shareholders.

Our Directors and Officers Have a Significant Ownership Interest

         Your Board of Directors believes that it is important for the directors and executive officers to own a significant number of shares of Common Stock so that their interests are aligned with all shareholders. The 15 current directors and executive officers as a group are deemed to beneficially own an aggregate of 441,633 shares of Common Stock, excluding restricted stock awards and stock options. These shares had an aggregate market value of $7.9 million at December 31, 1999, which represents a significant investment by our directors and executive officers.

Adoption of the Proposal Would be Detrimental to the Board's Efforts

         Your Board believes that adoption of this stockholder proposal would create an uncertain public atmosphere which, in its judgment, would disadvantage any efforts to merge or sell the Company. Adoption of the proposal could result in the Board having diminished bargaining power and being pressured into accepting a price for the Common Stock that does not reflect the true long-term value of the Company. In addition, the uncertain atmosphere that could be created by adoption of this proposal could result in us losing valuable customer relationships and employees, which could impair the value of our franchise.

         For the reasons set forth above, the Board of Directors believes that stockholder proposal No. 1 is not in the best interests of the Company and its shareholders. Accordingly, the Board of Directors unanimously recommends that you VOTE AGAINST stockholder proposal No. 1.

Stockholder Proposal No. 2

         Resolved, it is recommended that the Board of Directors of Staten Island Bancorp, Inc. (the "Company") take the steps necessary to implement the following actions to remove the "anti-takeover" defenses from the Company's Certificate of Incorporation and Bylaws, unless precluded by state or federal law:


         1.       Repeal the following Articles of the Company's  Certificate of
                  Incorporation:

                  a. Repeal Article 7 (A) which segregates the Board of Directors into three separate classes with staggered terms of office and prohibits cumulative voting for the election of directors. (This proposed action is intended only to affect elections of directors that occur after Article 7 (A) is repealed).

                  b. Repeal Article 8 which prohibits shareholder action by written consent and prohibits the shareholders' from calling a special meeting.

                  c. Repeal Article 11 which requires the affirmative vote of at least 80% of shares entitled to vote in an election of directors ("Voting Shares") to approve a business combination not recommended by two-thirds of the Board of Directors.

                  d. Repeal Article 12 which prohibits the acquisition of 10% of the Company's equity securities except in certain circumstances, including where approved by the Board of Directors.

                  e. Repeal Article 13 which prohibits changes by the shareholders to the Company's Certificate of Incorporation without the affirmative vote of the holders of 80% of Voting Shares and which also requires the affirmative vote of at least 80% of Voting Shares to change Sections 2.4, 2.14, 4.1, 4.2, 4.3, 4.4, and 4.15 and Article VI of the Company's By-laws.

         2.       Repeal the following Sections of the Company's By-laws:

                  a. Repeal Section 2.4 which prohibits shareholders from calling a special meeting.


                  b. Repeal Section 11.1 which prohibits changes to the Company's By-laws other than as set forth in the Company's Certificate of Incorporation.

         3. Amend Section 4.2 of the Company's By-laws to remove all language regarding the segregation of the Board of Directors into three separate classes.

Stockholder's Supporting Statement

         The Certificate of Incorporation and By-laws of the Company presently contain "anti-takeover" provisions which restrict the ability of the stockholders to effectuate a proposed takeover of the Company that has not been approved by the Board of Directors. The existence of these provisions may present an insurmountable obstacle for a suitor of the Company who is not approved by the Board of Directors but who seeks to acquire the Company at a stock price above current market prices.

         These provisions may discourage potential suitors from even pursuing a takeover of the Company. Moreover, these provisions restrict the stockholders' ability to alter the composition of the Board.

         I am submitting the above proposal since it is my belief that we stockholders should be given every opportunity to maximize our investment in the Company.

         It should be noted that the Board of Directors is not able to amend the Company's Certificate of Incorporation by itself. Any amendments to the Certificate of Incorporation approved by the Board of Directors must subsequently be approved by the stockholders in order to be implemented.

                       Response of Your Board of Directors
                          to Stockholder Proposal No. 2

          Your Board of Directors unanimously recommends that you VOTE AGAINST the above stockholder proposal No. 2 for the reasons set forth below.

Your Board is Committed to Enhancing Shareholder Value

         As we indicated in our response to the first stockholder proposal, your Board of Directors is committed to enhancing shareholder value and acting in accordance with its fiduciary duties to ALL shareholders. Your Board will carefully consider any appropriate action that would serve the best interests of the shareholders.

         While your Board of Directors is not aware of any effort that might be made to obtain control of the Company, the Board of Directors believes that it is appropriate to include certain provisions as part of the Certificate of Incorporation and Bylaws to protect the interests of the Company and its shareholders from hostile takeovers that the Board of Directors might conclude are not in the best interests of the Company's shareholders. It should be noted that at the time of our initial public stock offering, our prospectus fully disclosed the provisions of the Certificate of Incorporation and Bylaws that might be deemed to have an anti-takeover effect. This disclosure was made prior to any purchase of stock by any shareholder, past or current, of the Company, and we have not amended our Certificate of Incorporation or Bylaws to add any additional anti-takeover provisions since such time.

Your Board Believes That It Is in the Best Position to Negotiate on Behalf of All Shareholders

         The Board of Directors believes that the provisions which Mrs. Holtzman Garcia proposes to eliminate are in fact in the best interests of the Company and its shareholders. In the opinion of the Board of Directors, the Board is in the best position to determine the true value of the Company and to negotiate more effectively on behalf of all shareholders. Accordingly, the Board believes that it is in the best interests of the shareholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions encourage such negotiations while discouraging hostile takeover attempts which may not be in the best interests of all the shareholders. It is also the view of the Board of Directors that these provisions in the Certificate of Incorporation and Bylaws should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all of the shareholders.

         Attempts to take control of financial institutions have become more common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present shareholders with the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its shareholders.

Repeal of the Provisions Could Be Detrimental to Shareholders

         The proposed repeal of Article 7(A) of our Certificate of Incorporation could result in a shareholder group acquiring control of your Company through a proxy contest, without paying any control premium to any of the other shareholders. The repeal of Article 8 would allow the proxy contest to occur without having an annual meeting of shareholders. Your Board of Directors believes that anyone seeking control of the Company should have to pay a premium to ALL shareholders, and that the proposed repeal of these provisions is not in your best interests.

         In addition, an unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price above current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to those of the remaining shareholders. Accordingly, the Board of Directors believes that these provisions in the Certificate of Incorporation and Bylaws provide benefits to all of the shareholders of the Company and should not be removed.

         The Board of Directors has a fiduciary responsibility to act in the best interests of ALL shareholders and accordingly has a legal duty to oppose unfair takeover offers. Anti-takeover measures are intended to (a) provide the Board with adequate time and flexibility to negotiate on behalf of the shareholders and (b) enhance the Board's ability to negotiate with a potential acquiror, develop alternatives which may better maximize shareholder values, preserve the long-term value of the Company for the shareholders, and ensure that all shareholders are treated fairly and equally. The purpose of anti-takeover defenses in general is to protect shareholders against abusive takeover practices.

Your Board Believes That the Proposal Is Vague

         Your Board of Directors believes that this proposal is so inherently vague and indefinite as to be subject to varying interpretations by Mrs.
Holtzman Garcia, the Company and other shareholders. In this regard, Mrs. Holtzman Garcia and her counsel failed to take into account or discuss the effect of applicable Delaware and federal laws, even after we had requested them to do so. Your Board believes that the proposal is vague and indefinite because the repeal of the various provisions referenced in the proposal will not result in the removal of the "anti-takeover" defenses.

         For example, the repeal of Article 7(A) of our Certificate of Incorporation will not result in cumulative voting being available in the election of directors. Under Section 214 of the Delaware General Corporation Law, cumulative voting is not available unless it is expressly provided for in the Certificate. In addition, the repeal of Article 8 of our Certificate of Incorporation will not result in shareholders being able to call special meetings under Section 211(d) of the Delaware General Corporation Law. With respect to the proposed repeal of Article 12 of our Certificate of Incorporation, the proponent failed to indicate that federal banking laws prohibit anyone from acquiring more than 10% of our Common Stock without first obtaining the requisite regulatory approval.

         For the reasons set forth above, the Board of Directors believes that stockholder proposal No. 2 is not in the best interests of the Company and its shareholders. Accordingly, the Board of Directors unanimously recommends that you VOTE AGAINST stockholder proposal No. 2.

                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which currently is scheduled to be held in April 2001, must be received at the principal executive offices of the Company, 15 Beach Street, Staten Island, New York 10304, Attention: Patricia J. Villani, Corporate Secretary, no later than November 30, 2000.

         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.14 of the Company's Bylaws, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 120 days prior to the mailing of proxy materials with respect to the immediately preceding annual meeting of stockholders of the Company.

                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

         Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K for fiscal 1999 required to be filed under the Exchange Act. Such written requests should be directed to Donald C. Fleming, Staten Island Bancorp, Inc., 15 Beach Street, Staten Island, New York 10304. The Form 10-K is not part of the proxy solicitation materials.

                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Common Stock. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $4,000, plus reimbursement for out-of-pocket expenses. In addition to solicitations by mail, directors, officers and employees of the Company or the Savings Bank may solicit proxies personally or by telephone without additional compensation.



                                              By Order of the Board of Directors




                                              /S/ Patricia J. Villani
                                              -----------------------
                                              Patricia J. Villani
                                              Corporate Secretary



March 30, 2000

                                REVOCABLE PROXY
                          STATEN ISLAND BANCORP, INC.

    [ X ]   PLEASE MARK VOTES
            AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STATEN ISLAND BANCORP, INC. FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2000 AND AT ANY ADJOURNMENT THEREOF. The undersigned hereby appoints the Board of Directors of Staten Island Bancorp, Inc. (the "Company") as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 17, 2000 at the Annual Meeting of Stockholders to be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York on Thursday, April 27, 2000, at 10:00 a.m., Eastern Time, and any adjournment thereof. Please be sure to sign and date this Proxy in the box below.

1. ELECTION OF DIRECTORS

Nominees for three-year term expiring in 2003:
Harry P. Doherty, William G. Horn and William E. O'Mara

                                With-      For All
                       For      hold       Except

                       [  ]     [  ]          [  ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. The Board of Directors recommends that you vote FOR the election of the nominees listed above.

--------------------------------------------------------------------------------

2. PROPOSAL to ratify the appointment of Arthur Anderson L.L.P. as the Company's independent auditors for the year ending December 31, 2000.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Anderson L.L.P. as independent auditors of the Company.

3. STOCKHOLDER'S PROPOSAL that the Board of Directors take the necessary steps to achieve a sale or merger of the Company. The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]


4. STOCKHOLDER'S PROPOSAL to remove anti-takeover defenses from the Company's Certificate of Incorporation and Bylaws.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Detach above card, sign, date and mail in postage paid envelope provided.

          Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.

                          STATEN ISLAND BANCORP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTOR'S NOMINEES FOR DIRECTOR, FOR THE PROPOSAL TO RATIFY THE AUDITORS, AGAINST EACH STOCKHOLDER PROPOSAL AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

Please sign this proxy exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

15 BEACH STREET
STATEN ISLAND, NEW YORK 10304
(718) 447-7900
March 30, 2000


To:      Participants in the Staten Island Savings Bank 401(k) Plan

As described in the attached materials, your voting instructions are being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Stockholders to be held on April 27, 2000. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account under the Staten Island Savings Bank 401(k) Plan (the "Plan") will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, an Annual Report to Stockholders and a return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the inspector of elections, Registrar & Transfer Company, in the accompanying envelope.

We urge each of you to vote as a means of participating in the governance of the affairs of the Company. Shares held in the Plan will be voted in proportion to all affirmative and negative votes cast by Plan participants. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to your account under the Plan. You have or will receive other voting material for those shares owned by you individually and not under the Plan.

Sincerely,



/s/Harry P. Doherty
-------------------
Harry P. Doherty
Chairman of the Board
  and Chief Executive Officer

                       REVOCABLE VOTING INSTRUCTION CARD
                          STATEN ISLAND BANCORP, INC.

      [ X ]    PLEASE MARK VOTES
               AS IN THIS EXAMPLE

                         Annual Meeting of Stockholders

The undersigned hereby instructs the Trustee of the trust created pursuant to the Staten Island Savings Bank 401(k) Plan (the "Plan") to vote the shares of Common Stock of Staten Island Bancorp, Inc. (the "Company") which were allocated to my account as of March 17, 2000 under the Plan upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 27, 2000, at 10:00 am, Eastern Time, and any adjournment thereof.

4
0
1
K

1. ELECTION OF DIRECTORS

Nominees for three-year term expiring in 2003:
Harry P. Doherty, William G. Horn and William E. O'Mara

                                 With-       For All
                        For      hold         Except

                        [  ]     [  ]          [  ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. The Board of Directors recommends that you vote FOR the election of the nominees listed above.

--------------------------------------------------------------------------------


2. PROPOSAL to ratify the appointment of Arthur Andersen L.L.P. as the Company's independent auditors for the year ending December 31, 2000.

                          For      Against      Abstain

                          [  ]     [  ]          [  ]


The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen L.L.P. as independent auditors of the Company.

3. STOCKHOLDER'S PROPOSAL that the Board of Directors take the necessary steps to achieve a sale or merger of the Company. The Board of Directors recommends that you vote AGAINST the stockholder's proposal. 4. STOCKHOLDER'S PROPOSAL to remove anti-takeover defenses from the Company's Certificate of Incorporation and Bylaws.

                          For      Against      Abstain

                          [  ]     [  ]          [  ]


The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above



    Detach above card, sign, date and mail in postage paid envelope provided.

                          STATEN ISLAND BANCORP, INC.

If you do not return this card properly completed, your shares will be voted in the same proportion as the shares in the Plan which are voted.

                              PLEASE ACT PROMPTLY
              SIGN, DATE & MAIL YOUR VOTING INSTRUCTION CARD TODAY

15 BEACH STREET
STATEN ISLAND, NEW YORK 10304
(718) 447-7900
March 30, 2000


To:  Participants  in the Staten Island Bancorp,  Inc.  Employee Stock Ownership
     Plan

As described in the attached materials, your voting instructions are being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Stockholders to be held on April 27, 2000. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company granted to you under the Employee Stock Ownership Plan ("ESOP") will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares granted to you, an Annual Report to Stockholders and a return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to the inspector of elections, Registrar & Transfer Company, in the accompanying envelope.

We urge each of you to vote as a means of participating in the governance of the affairs of the Company. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted in the same proportion as the allocated shares under the ESOP have been voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been allocated to your account under the ESOP. You will receive other voting material for those shares owned by you individually and not under the ESOP.

Sincerely,



/s/Harry P. Doherty
-------------------
Harry P. Doherty
Chairman of the Board
  and Chief Executive Officer

                       REVOCABLE VOTING INSTRUCTION CARD
                          STATEN ISLAND BANCORP, INC.

    [ X ]    PLEASE MARK VOTES
             AS IN THIS EXAMPLE

                         Annual Meeting of Stockholders

The undersigned hereby instructs the Trustee of the trust created pursuant to the Employee Stock Ownership Plan ("ESOP") of Staten Island Bancorp, Inc. (the "Company") to vote the shares of Common Stock of the Company which were allocated to my account as of March 17, 2000 under the ESOP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 27, 2000, at 10:00 am, Eastern Time, and any adjournment thereof.

Please be sure to sign and date this Voting Instruction Card in the box below.


1. ELECTION OF DIRECTORS

Nominees for three-year term expiring in 2003:
Harry P. Doherty, William G. Horn and William E. O'Mara

                                With-      For All
                       For      hold       Except

                       [  ]     [  ]          [  ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. The Board of Directors recommends that you vote FOR the election of the nominees listed above.

2. PROPOSAL to ratify the appointment of Arthur Andersen L.L.P. as the Company's independent auditors for the year ending December 31, 2000.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen L.L.P. as independent auditors of the Company.

3. STOCKHOLDER'S PROPOSAL that the Board of Directors take the necessary steps to achieve a sale or merger of the Company. The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]


4. STOCKHOLDER'S PROPOSAL to remove anti-takeover defenses from the Company's Certificate of Incorporation and Bylaws.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Detach above card, sign, date and mail in postage paid envelope provided.


          Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.

                          STATEN ISLAND BANCORP, INC.

If you do not return this card properly completed, shares will be voted by the Trustee in the same proportion as the allocated shares under the ESOP have voted.

                              PLEASE ACT PROMPTLY
              SIGN, DATE & MAIL YOUR VOTING INSTRUCTION CARD TODAY

15 BEACH STREET
STATEN ISLAND, NEW YORK 10304
(718) 447-7900
March 30, 2000


To:      Participants in the Staten Island Bancorp, Inc.
         1998 Recognition and Retention Plan

As described in the attached materials, your voting instructions are being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Stockholders to be held on April 27, 2000. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company granted to you under the 1998 Recognition and Retention Plan (the "Recognition Plan") will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares granted to you, an Annual Report to Stockholders and a return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Recognition Plan by marking, dating, signing and returning the enclosed voting instruction ballot to the Human Resources Department in the accompanying envelope.

We urge each of you to vote as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Recognition Plan are not received, the shares awarded to you pursuant to the plan will be voted by the Trustees of the Recognition Plan as directed by the Plan Administrators in their discretion. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note that the enclosed material relates only to those shares which have been granted to you under the Recognition Plan. You will receive other voting material for those shares owned by you individually and not under the Recognition Plan.

Sincerely,


/s/Harry P. Doherty
-------------------
Harry P. Doherty
Chairman of the Board
  and Chief Executive Officer

                       REVOCABLE VOTING INSTRUCTION CARD
                          STATEN ISLAND BANCORP, INC.


     [ X ]     PLEASE MARK VOTES
               AS IN THIS EXAMPLE

                         Annual Meeting of Stockholders

The undersigned hereby instructs the Trustees of the trust created pursuant to the 1998 Recognition and Retention Plan ("Recognition Plan") of Staten Island Bancorp, Inc. (the "Company") to vote the shares of Common Stock of the Company which were granted to me as of March 17, 2000 under the Recognition Plan upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 27, 2000, at 10:00 am. Eastern Time, and any adjournment thereof.

R
R
P

1. ELECTION OF DIRECTORS

Nominees for three-year term expiring in 2003:
Harry P. Doherty, William G. Horn and William E. O'Mara

                               With-      For All
                       For      hold       Except

                       [  ]     [  ]          [  ]


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below. The Board of Directors recommends that you vote FOR the election of the nominees listed above.

2. PROPOSAL to ratify the appointment of Arthur Andersen L.L.P. as the Company's independent auditors for the year ending December 31, 2000.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen L.L.P. as independent auditors of the Company.

3. STOCKHOLDER'S PROPOSAL that the Board of Directors take the necessary steps to achieve a sale or merger of the Company. The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

4. STOCKHOLDER'S PROPOSAL to remove anti-takeover defenses from the Company's Certificate of Incorporation and Bylaws.

                        For      Against        Abstain
                       [  ]        [  ]          [  ]

The Board of Directors recommends that you vote AGAINST the stockholder's proposal.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Detach above card, sign, date and mail in postage paid envelope provided.


          Please be sure to sign and date this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.

                          STATEN ISLAND BANCORP, INC.

If you do not return this card properly completed, shares will be voted by the Trustees of the Recognition Plan as directed by the plan administrators in their discretion.

                              PLEASE ACT PROMPTLY
              SIGN, DATE & MAIL YOUR VOTING INSTRUCTION CARD TODAY